As filed with the Securities and Exchange Commission on May 17, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IXIA
(Exact name of registrant as specified in its charter)

California	95-4635982
State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

26601 West Agoura Road
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

RONALD W. BUCKLY
Senior Vice President, Corporate Affairs and General Counsel
Ixia
26601 West Agoura Road
Calabasas, California 91302
(818) 871-1800
(Name, address and telephone number of agent for service)

Copy to:
KATHERINE F. ASHTON, ESQ.
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401

CALCULATION OF REGISTRATION FEE

	Amount		Proposed	Proposed	Amount
	of Shares		Maximum	Maximum	of
Title of Securities	to be		Offering Price	Aggregate	Registration
to be Registered	Registered		per Share	Offering Price	Fee
Common Stock, without par value	500,000	(1)(2)	$7.395 (3)	$3,697,500 (3)	$113.52

(1)	Represents shares issuable upon exercise of options to be granted pursuant to the Registrant’s Employee Stock Purchase Plan (the “Plan”).

(2)	This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of the Registrant’s Common Stock on May 10, 2007, as reported on the Nasdaq Global Select Market. Under the Plan, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Common Stock on the offering date (i.e., the first day of a 24-month offering period) or the exercise date (i.e., the last day of a six-month purchase period), whichever is less.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information previously filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, are hereby incorporated by reference and shall be deemed to be a part hereof:
     Item 3(a)
          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
     Item 3(b)
          The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.
          The Registrant’s Current Reports on Form 8-K filed with the Commission on February 1, 2007 and on February 23, 2007 (provided that Item 2.02 of, and Exhibit 99.1 to, each such Current Report on Form 8-K are not incorporated herein).
     Item 3(c)
          Item 1 of the Registrant’s Registration Statement on Form 8-A (Registration No. 000-31523) as filed with the Commission on September 13, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.
Item 4. Description of Securities.
     Not Applicable.

Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the Registrant’s Common Stock registered hereunder will be passed upon for the Registrant by Bryan Cave LLP, Santa Monica, California.
Item 6. Indemnification of Directors and Officers.
     Section 317 of the California Corporations Code provides that a corporation may indemnify corporate “agents” (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.
     The indemnification provided by Section 317 of the California Corporations Code is not deemed to be exclusive of any other rights to which agents of a corporation seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights are authorized in the articles of the corporation. Article V of the Registrant’s Amended and Restated Articles of Incorporation, as amended, authorizes the Registrant to provide for indemnification of its agents for breach of duty to the Registrant and its shareholders, through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.
     Article VI of the Registrant’s Bylaws provides for the indemnification of all past and current directors and executive officers to the maximum extent and in the manner permitted by Section 317. Additionally, the Registrant has entered into indemnity agreements with its directors and executive officers under which the Registrant has undertaken to indemnify each such agent to the fullest extent permitted by its Amended and Restated Articles of Incorporation, as amended, Bylaws and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Registrant) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity as an officer or director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of the Registrant, not including actions brought for violation of Section 16 of the Securities Exchange Act of 1934 or for failure to qualify for an exemption under Section 4 of the Securities Act of 1933.
     The Registrant also maintains on behalf of its directors and officers liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors and executive officers of the Registrant.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
Number
4.1	Employee Stock Purchase Plan,(1) Amendment No. 1 thereto dated May 9, 2003(2) and the Supplemental Provisions thereto dated April 17, 2006(3)

5.1	Opinion of Bryan Cave LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page 5 of this Registration Statement)

(1)	Incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-42678) filed with the Commission on September 5, 2000.

(2)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-107818) filed with the Commission on August 8, 2003.

(3)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-31523) filed with the Commission on April 20, 2006.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on May 17, 2007.

IXIA
By:	/s/ Errol Ginsberg
Errol Ginsberg,
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Errol Ginsberg and Ronald W. Buckly, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Errol Ginsberg Errol Ginsberg	Director, President and Chief Executive Officer (Principal Executive Officer)	May 17, 2007

/s/ Thomas B. Miller Thomas B. Miller	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 17, 2007

Jean-Claude Asscher	Chairman of the Board of Directors	May , 2007

/s Massoud Entekhabi Massoud Entekhabi	Director	May 17, 2007

Signature	Title	Date

Jonathan Fram	Director	May , 2007

/s/ Gail Hamilton Gail Hamilton	Director	May 17, 2007

/s/ Jon F. Rager Jon F. Rager	Director	May 17, 2007

INDEX TO EXHIBITS

Exhibit
Number
5.1	Opinion of Bryan Cave LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm